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                                                                    Exhibit 4(c)





                                 AMENDMENT NO. 1
                                       TO
                         BRUSH ENGINEERED MATERIALS INC.
              DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
                         (AS AMENDED AS OF MAY 16, 2000)


                                    RECITALS


         WHEREAS, Brush Engineered Materials Inc. (the "Company") has adopted the Brush Engineered Materials Inc. Deferred Compensation Plan for Nonemployee Directors (As Amended as of May 16, 2000) (the "Plan).

         WHEREAS, the Company now desires to amend the Plan further ("Amendment No. 1"); and

         WHEREAS, the Board of Directors of the Company has approved this Amendment No. 1.

                                    AMENDMENT


         NOW, THEREFORE, the Plan is hereby amended by this Amendment No. 1, effective as of September 11, 2001, as follows:

         1. Section 4.3 of the Plan is amended to read as follows:

                           "4.3. Investment of Assets. (a) The assets of the
                  Trust Fund shall be held by the Trustee in the name of the Trust. As amounts are received by the Trustee, it shall invest the funds pursuant to the Trust Agreement, which shall authorize the Trustee to invest the funds contained in each Trust Account either (i) in Common Shares, (ii) in accordance with the Investment Policy, or (iii) in such other investment vehicles as may be approved by the Committee from time to time, in each case as the Director for whom such Trust Account is held may direct. Any Trust Account may be invested pursuant to a Director's election in part in Common Shares and in part in any other authorized investment or investments in increments of 5 percent. A Director may change his election from time to time with respect to future additions to his Deferred Compensation Account, but may not change such election with respect to amounts previously credited at any time except as provided in Section 4.3(b). However, in the event that a Director elects to invest all or a portion of the amounts in the Trust Account held for his benefit attributable to his compensation reduction election for the 1992 calendar year in Common Shares, such amounts shall be invested in accordance with the Company's Investment Policy until July 1, 1992, at which time such amounts (plus any earnings thereon and less any losses attributable thereto) shall be invested in Common Shares. All earnings, if any, with respect to a Director's Trust Account shall be credited to such Director's Trust Account and invested from time to time in accordance with such Director's latest investment election. All Common Shares credited to a Director's Trust Account shall be voted by the Trustee in accordance with such Director's instructions and, in the absence of any instructions, by the Trustee in proportion to the votes of all other shareholders.

                           (b) A Director who is 55 years of age or older may
                  change his or her election with respect to amounts previously credited to his or her Deferred Compensation Account.








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         2. The following shall be inserted at the beginning of Section 5.1:

                           "Except as provided in Section 5.6,"

         3. A new Section 5.6 be added as follows:

                           "5.6 Special Distributions. Notwithstanding any other
                  provision of this Article V, a Director may elect to receive a distribution of part or all of his or her Deferred Compensation Account in one or more distributions if (and only if) the amount in the Director's Deferred Compensation Account subject to such distribution is reduced by 10%. A director may elect to receive such distribution in cash or Common Shares. Any distribution made pursuant to such an election shall be made within 30 days after the date such election is submitted to the Committee. The remaining 10% of the portion of the electing Director's Deferred Compensation Account subject to such distribution shall be forfeited to the Company. Notwithstanding any other provision of this Article V, a Director who is currently serving as a Director and who elects a distribution pursuant to Section 5.6 shall immediately terminate his or her deferrals under the Plan for the balance, if any, of the year during which the Director's election is submitted to the Committee and for the next two years.

         4. Except as amended by Amendment No. 1, the Plan shall remain in full force and effect.


















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